Exhibit 99.1

Laird Superfood Announces Acquisition of Terrasoul Superfoods and Additional $60 Million Convertible Preferred Equity Investment from Nexus Capital

BOULDER, Colo., April 21, 2026 — Laird Superfood, Inc. (NYSE American: LSF) (“Laird Superfood” or the “Company”) today announced that it has completed the acquisition of Terrasoul Superfoods, LLC (“Terrasoul Superfoods” or “Terrasoul”), a vertically integrated superfoods brand for $48.0 million in cash, subject to customary purchase price adjustments, with an additional earnout of up to $5.0 million payable in cash if certain performance-based milestones are achieved (the “Terrasoul Acquisition”). For the fiscal year ended December 31, 2025, Terrasoul generated unaudited Net Sales of approximately $65.8 million.

The Terrasoul Acquisition was funded through a concurrent private placement of $60 million of Series A Convertible Preferred Stock to affiliates of Nexus Capital Management LP (“Nexus”) that was previously committed under Laird Superfood’s investment agreement with Nexus, which was approved by the Company’s stockholders on March 12, 2026 in connection with the Navitas Organics transaction for future acquisitions on substantially the same terms. Following the incremental investment, Nexus will own approximately 71.7% of the issued and outstanding shares of Laird Superfood on a fully diluted, as-converted basis.

Terrasoul is a vertically integrated, branded foods platform offering a broad portfolio of superfood products, including nuts, seeds, dried fruits, powders, baking ingredients, and functional beverage mix-ins. These products span large and fast-growing segments of the consumer wellness market, driven by sustained and broadening demand for clean-label, nutrient-dense foods across health-conscious consumer demographics. Terrasoul sources ingredients globally, processes and packages products in-house at its manufacturing and fulfillment facility in Fort Worth, Texas. This vertically integrated model supports a diversified omnichannel distribution strategy, with particularly strong positioning across e-commerce and major online marketplaces, as well as established foodservice and retail channels.

Jason Vieth, Chief Executive Officer of Laird Superfood, described the transaction as “a significant step forward in our mission to build the premier platform in superfoods and functional nutrition.” Vieth noted that Terrasoul's established online marketplace presence, proprietary supply chain infrastructure, and high-quality product portfolio are “strongly aligned with our long-term strategic priorities” and will “meaningfully accelerate our ability to serve consumers across channels at scale.”

Dennis Botts, Co-Founder and Chief Executive Officer of Terrasoul, said, “Terrasoul was built with a commitment to delivering high-quality superfoods through a transparent and vertically integrated model. Our partnership with Laird Superfood marks an exciting next chapter for the brand, and we look forward to continuing to grow and scale the Terrasoul platform.”

Kayla Dean Obia, Principal at Nexus Capital, highlighted the strategic and operational fit within the firm's broader platform thesis. “Terrasoul is a high-quality business operating in a large and growing category, with a differentiated supply chain model and a demonstrated ability to build consumer loyalty at scale.” Dean Obia added that “this acquisition reinforces our conviction in the functional nutrition category and represents a compelling opportunity to drive incremental value across the combined platform.”

Advisors

Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel to Laird Superfood. Aspect Consumer Partners, LLC served as exclusive financial advisor to Terrasoul Superfoods. Steptoe LLP served as legal counsel to Terrasoul Superfoods.

About Laird Superfood

Laird Superfood, Inc. creates award-winning, plant-based superfood products that are clean, delicious, and functional. Our products are designed to enhance a consumer’s daily ritual and keep them fueled naturally throughout the day. Laird Superfood was co-founded in 2015 by the world’s most prolific big-wave surfer, Laird Hamilton. Laird Superfood’s offerings are environmentally conscientious, responsibly tested and made with real ingredients. Shop all products online at www.lairdsuperfood.com and join the Laird Superfood community on social media for the latest news and daily doses of inspiration.

About Terrasoul Superfoods

Terrasoul Superfoods is a vertically integrated, branded foods platform focused on “superfood” products, including nuts, seeds, dried fruits, powders, baking ingredients, and functional beverage mix-ins. The Company sources ingredients globally, processes and packages products in-house, and distributes through a diversified model spanning e-commerce, foodservice, and retail.

https://www.terrasoul.com/

About Nexus Capital Management

Nexus Capital Management LP is an alternative asset investment management company based in Los Angeles, California that was founded in 2013. Nexus employs a flexible investment mandate that focuses on long-term value creation by partnering with leading management teams and businesses. For more information on Nexus, please visit www.nexuslp.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding the (i) estimates of future synergies, growth opportunities, savings and efficiencies as a result of the Terrasoul Acquisition, (ii) expectations regarding Laird’s ability to effectively integrate assets and properties it acquired as a result of the Terrasoul Acquisition, (iii) expectations of the continued listing of Laird’s common stock on the NYSE American and (iv) expectations of future plans, priorities, focus and benefits of the Terrasoul Acquisition and the other transactions described in this press release. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” or the antonyms of these terms or other comparable terminology. These forward-looking statements are based on Laird Superfood’s current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause Laird Superfood’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The risks and uncertainties referred to above include, but are not limited to: (i) the inability of the Company to realize any anticipated synergy benefits of the Terrasoul Acquisition, (ii) the inability of the Company to integrate Terrasoul’s operations, (iii) fluctuations and volatility in the Company’s stock price, (iv) the ability of the Company to successfully execute its strategic plans, (v) the ability of the Company to maintain customer and supplier relationships and (vi) the timing and market acceptance of new product offerings. More information about factors that could cause actual results to materially differ from those described in the forward-looking statements can be found in the Company’s filings with the Securities and Exchange Commission.

Investor Relations Contact

Trevor Rousseau
investors@lairdsuperfood.com